As filed with the Securities and Exchange Commission on May 7, 2025

Registration No. 333-211430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INGEVITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-4027764
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4920 O’Hear Avenue, Suite 400

North Charleston, South Carolina 29405

(843) 740-2300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ingevity Corporation 2025 Omnibus Incentive Plan

Ingevity Corporation 2016 Omnibus Incentive Plan

(Full title of the plan)

Ryan C. Fisher

Senior Vice President, General Counsel, and Corporate Secretary

Ingevity Corporation

4920 O’Hear Avenue, Suite 400

North Charleston, South Carolina 29405

(843) 740-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Ingevity Corporation (the “Registrant” or “Company”) filed a Registration Statement on Form S-8 (File No. 333-211430) with the Securities and Exchange Commission (the “Commission”) on May 18, 2016 (the “Original Registration Statement”) registering 4,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Ingevity Corporation 2016 Omnibus Incentive Plan (the “2016 Plan”).

On April 30, 2025, the Company’s stockholders approved the Ingevity Corporation 2025 Omnibus Incentive Plan (the “2025 Plan”), and on such date (the “Effective Date”) the 2025 Plan became effective. Following the Effective Date, no further awards were authorized for grant under the 2016 Plan. The total number of shares of Common Stock authorized for issuance under the 2025 Plan includes, in addition to 425,000 new shares of Common Stock (registered on a new registration statement on Form S-8 filed contemporaneously with this Post-Effective Amendment), (a) shares of Common Stock that remain available under the 2016 Plan immediately prior to the Effective Date, and (b) shares of Common Stock underlying any equity awards previously granted under the 2016 Plan as of the Effective Date that, on or after the Effective Date, are forfeited, terminated, expire or lapse without being exercised, or any such awards that are settled for cash (collectively, the shares of Common Stock described in clauses (a) and (b) above, the “Rollover Shares”). On and after the Effective Date, the Rollover Shares may be issued under the 2025 Plan.

The Company is filing this Post-Effective Amendment No. 1 to the Original Registration Statement (the “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K to cover the offering of the Rollover Shares under the 2025 Plan. No additional shares of Common Stock are being registered hereby.

1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act, in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 10-K filed with the Commission on February 19, 2025 (Commission File No. 001-37586);

(2)	The Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 6, 2025 (Commission File No. 001-37586);

(3)

The Registrant’s Current Reports on Form 8-K, excluding any information furnished under Items 2.02 or 7.01 thereof, filed with the Commission on March 10, 2025, March 31, 2025, May 1, 2025 and May 5, 2025 (Commission File No. 001-37586); and

(4)

The description of the Registrant’s securities contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 28, 2023 (Commission File No. 001-37586).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

II-1

Item 6. Indemnification of Directors and Officers

The Registrant is governed by the Delaware General Corporation Law, or DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith. The Company’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director or officer will be personally liable to the Company or to its shareholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. The provisions of the Company’s amended and restated certificate of incorporation apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

The Company’s amended and restated bylaws require the Company to indemnify any person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director, officer or employee of Ingevity, or while a director, officer or employee of the Company, is or was serving at the Company’s request in a fiduciary capacity with another enterprise (including any corporation, partnership, joint venture, trust, or other enterprise, including service with respect to any employee benefit plans maintained or sponsored by the Company), to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expense, liability or loss (including attorneys’ fees, judgments, fines, U.S. Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid in settlement by or on behalf of such person) reasonably incurred or suffered in connection with such service. The Company is authorized under its amended and restated bylaws to maintain directors’ and officers’ insurance protecting the Company, any director, officer or employee of ours, against any expense, liability or loss, whether or not the Company would have the power to indemnify the person under the DGCL. The Company may, from time to time, indemnify any of its agents to the fullest extent permitted with respect to directors, officers and employees in its amended and restated bylaws.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s amended and restated certificate of incorporation and bylaws dealing with indemnification of directors, officers and employees of the Company.

Item 7. Exemption from Registration Claimed

Not applicable.

II-2

Item 8. Exhibits

Exhibit No.	Description

4.1	Ingevity Corporation Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, as filed with the Commission on May 2, 2024).

4.2	Ingevity Corporation Fourth Amended and Restated Bylaws, effective October 22, 2024 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on October 25, 2024).

4.3	Indenture, dated as of October 28, 2020, among Ingevity Corporation, the guarantors party thereto and U.S. Bank National Association, as trustee, with respect to the 3.875% Senior Notes Due 2028 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on October 28, 2020).

4.4	Ingevity Corporation 2025 Omnibus Incentive Plan (filed as Appendix B to the Registrant’s Proxy Statement on Schedule 14A for its 2025 Annual Meeting (File No. 001-37586), filed on March 20, 2025 and incorporated herein by reference)

5.1*	Legal Opinion of Baker & Hostetler LLP.

5.2	Legal Opinion of McGuireWoods LLP as to the legality of the securities being registered with respect to the 2016 Plan, filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-211430) filed on May 18, 2016 and incorporated herein by reference.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Baker & Hostetler LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page to this Registration Statement).

* Filed herewith.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

II-3

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Charleston, State of South Carolina, on this 7th day of May, 2025.

INGEVITY CORPORATION

By:	/s/ Mary Dean Hall
Name:	Mary Dean Hall
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ryan C. Fisher and Mary Dean Hall, and each of them acting individually, as his or her attorney-in-fact, with full power of substitution, for him or her and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Li	President, Chief Executive Officer and Director	May 7, 2025
David Li	(Principal Executive Officer)

/s/ Mary Dean Hall	Executive Vice President and Chief Financial Officer	May 7, 2025
Mary Dean Hall	(Principal Financial Officer)

/s/ Phillip J. Platt	Senior Vice President, Finance and Chief Accounting Officer	May 7, 2025
Phillip J. Platt	(Principal Accounting Officer)

/s/ Jean S. Blackwell	Director	May 7, 2025
Jean S. Blackwell

/s/ Luis Fernandez-Moreno	Director	May 7, 2025
Luis Fernandez-Moreno

/s/ Diane H. Gulyas	Director	May 7, 2025
Diane H. Gulyas

/s/ Bruce D. Hoechner	Director	May 7, 2025
Bruce D. Hoechner

/s/ Frederick J. Lynch	Director	May 7, 2025
Frederick J. Lynch

/s/ Karen G. Narwold	Director	May 7, 2025
Karen G. Narwold

/s/ Daniel F. Sansone	Director	May 7, 2025
Daniel F. Sansone

/s/ F. David Segal	Director	May 7, 2025
F. David Segal

/s/ J. Kevin Willis	Director	May 7, 2025
J. Kevin Willis

/s/ Benjamin G. Wright	Director	May 7, 2025
Benjamin G. Wright

II-5